                                                                    EXHIBIT 4.28


                              Dated 1st April 2000







                                ENZACTA GROUP PLC

                                       AND

                                CHIMAERON LIMITED










                         ------------------------------

                         CONSULTANCY SERVICES AGREEMENT

                         ------------------------------














                              ASHURST MORRIS CRISP
                                Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0207-638 1111
                               Fax: 0207-972 7990

                                      MGC/

THIS AGREEMENT is made on 1ST April 2000

BETWEEN:

(1) ENZACTA GROUP PLC (No. 3729344) whose registered office is at 5 College Mews, St Ann's Hill, London SW182SS (the "COMPANY").

(2) CHIMAERON LIMITED whose address is 8 Centre One, Old Sarum Park, Lysander Way, Old Sarum, Salisbury, Wiltshire SP4 6BU ("CHIMAERON").

THE PARTIES AGREE AS FOLLOWS:

NATURE OF ENGAGEMENT

Upon and commencing from the date of completion of the acquisition of the entire issued share capital of Kymed GB Limited by the Company, the Company will engage Chimaeron to procure the engagement of Professor Tony Atkinson ("Professor Atkinson") as a consultant who will provide consulting services to the Company, such services to be as the board of directors of the Company (the "BOARD") may assign from time to time in accordance with the Company's business needs and which shall include the role of Scientific Director.

CONSULTANT'S FEES

The fee is at present L80,342 per annum exclusive of VAT, or such other rate as may be agreed from time to time payable monthly in arrears by bank credit transfer. This agreement shall be terminable by either party giving to the other not less than six months' prior written notice.

OTHER INTERESTS

Other than set out in Schedule I to this agreement or as agreed with the Board Chimaeron and Professor Atkinson shall not without the prior written consent of the Board during the continuance of this agreement be concerned, engaged or interested either directly or indirectly in any capacity in any other trade, business or employment which is in competition with the business of the Company in the Field as may be agreed with the Board provided that (other than any shares held in the Company) Professor Atkinson shall be permitted to hold not more than 3% of any class of shares or debentures or other securities (other than shares, debentures or other securities of the Company) which are quoted or dealt on the London Stock Exchange or the Alternative Investment Market or any other recognised investment exchange (as defined in section 207 of the Financial Services Act 1986) or enterprise investment scheme or similar fund.

SECRECY

Professor Atkinson shall not, except as authorised or required by Professor Atkinson's duties or obliged by law, reveal to Chimaeron and any person or use for their own purposes or for any purposes other than those of the Company any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organisation, prospective business, business methods, systems or affairs, finances, transactions or affairs of any company in the Company, or any similar information in relation to any customer or supplier of the Company, which may come to his knowledge during and as a result of his employment and shall keep with complete secrecy all confidential information entrusted to Professor Atkinson and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or their respective businesses or may be likely so to do. This restriction shall continue to apply to information or knowledge which is ordered to be disclosed by a Court of competent jurisdiction or otherwise required to be disclosed by law.

NOTES OR MEMORANDA

Professor Atkinson shall not during the Appointment make, otherwise than for the benefit of the Company, any notes or memoranda relating to any matter in the Field or concerning the Company's dealings or affairs, nor shall Professor Atkinson either during the Appointment or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company. All such notes and memoranda made by Professor Atkinson shall be the property of the Company and left at the registered office of the Company upon the termination of the Appointment.

INVENTIONS

Any discovery, development, invention, process, design, improvement in procedure, computer program, copyright works, trade name or trade mark made, discovered or created by Professor Atkinson in the course of his duties for the Company in the Field either alone or with any other person ("Inventions") shall forthwith be disclosed by Professor Atkinson to the Company and shall belong to and be the absolute property of the Company or such Associated Company as the Company may nominate for that purpose provided that this clause shall not apply to his rights in Inventions which cannot under applicable law be vested in the Company ("Consultant's Rights").

If and whenever required so to do (whether during or after the termination of his appointment) Professor Atkinson shall at the expense of the Company or its nominee:

         (a) apply or join in applying for patents, registered designs, trade marks or other similar protection in the United Kingdom or any other part of the world for any Inventions and execute all instruments and do all things necessary for vesting the said patents, registered designs, trade marks or other similar protection when obtained and all right and title to and interest in the same in the Company or such other third party as the Company may require absolutely and as the sole beneficial owner; and

         (b) sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any petitions or applications for revocation of such patents, registered designs, trade marks or other protection.

Professor Atkinson hereby irrevocably appoints the Company to be his attorney to act in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this provision and a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case as against Professor Atkinson in favour of the Company and any third party.

Should the Company, in its sole discretion, so require, the Inventions shall not be made the subject of patents or similar protections, but shall be worked by the Company and/or any associated Company as secret processes.

NON-COMPETITION

Chimaeron and Professor Atkinson acknowledge that the Company is the beneficial owner of certain intellectual property rights relating to the Field, that all information relating to and details of the intellectual property rights owned by the Company in the Field and the Company's technology and business are confidential to the Company and that it would in practice be impossible for Chimaeron or Professor Atkinson to be involved in the Field following termination of this agreement without employing the confidential information and intellectual property rights of the Company. Accordingly, it agrees that it will not and that it will procure that Professor Atkinson will not:

         (a) for a period of six months after the Termination Date whether on its or his own account or in conjunction with or on behalf of any other person directly or indirectly whether as principal, partner, employee, agent, shareholder or otherwise howsoever carry on or be engaged or concerned in any business, trade or employment in the United Kingdom in the Field;

         (b) for a period of six months after the Termination Date whether on its or his own account or in conjunction with or on behalf of any other person directly or indirectly whether as principal, partner, employee, agent, shareholder or otherwise howsoever carry on or be engaged or concerned in any business trade or employment in North America in the Field; and

         (c) for a period of six months after the Termination Date whether on its or his own account or in conjunction with or on behalf of any other person directly or indirectly whether as principal, partner, employee, agent, shareholder or otherwise howsoever carry on or be engaged or concerned in any business trade or employment in Europe in the Field.

Chimaeron will ensure that Professor Atkinson further undertakes with the Company that for a period of three months after Termination Date, Professor Atkinson will not without the prior consent of the Company, whether by himself or his employees or agents or otherwise howsoever and whether on his own behalf or for any other person, firm, company or organisation, directly or indirectly:

         (d) solicit business from or canvass or otherwise have dealings with any person, firm, company or organisation in connection with the Field who or which at any time during the Relevant Period was a customer of any company in the Company in connection with the Field or who or which at the time of the termination of his employment was negotiating to do business with the Company, in connection with the Field, in each case with whom or which, during the Relevant Period, Professor Atkinson or any other employee of the Company reporting directly to Professor Atkinson has had personal dealings in the course of his employment.

         (e) solicit or entice away from or endeavour to solicit or entice away from the Company any director or manager Or senior employee or salesman employed by the Company at the date of termination, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company;

         (f) employ or otherwise engage in any business in competition with the Company any person who has during the continuance of his employment hereunder been employed or otherwise engaged by the Company and who by reason of any such employment or engagement is or is reasonably likely to be in possession of any confidential information or trade secrets relating to the business of the Company or the customers of the Company.

Professor Atkinson covenants that in respect of any other company in the Company in the business or affairs of which Professor Atkinson shall at any time during the Relevant Period have been materially concerned or interested that Professor Atkinson will perform and observe in relation to each such company the several covenants set out in this provision and that each covenant shall be construed and enforceable as a separate covenant in relation to each such company.

These restrictions are entered into by the Company and Chimaeron after having been separately legally advised.

Each of these restrictions contained in this provision is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective.

For the purposes of the Appointment:

"FIELD" means all aspects of Enact Pharma plc's programmes as referred to in the Enzacta Group plc Merger and Placing Document of March 2000, including particularly all aspects of drug and delivery systems in the fields of oncology, osteoporosis and human nerve growth factor, its receptors and associated and related molecules as may be amended and agreed from time to time by the company's future programmes;

"RELEVANT PERIOD" means the twelve-month period ending on the Termination Date;

"TERMINATION DATE" means the date of termination of his employment with the Company.

GENERAL

Professor Atkinson is not subject to any particular disciplinary rules or procedures but should conduct himself in a thoroughly professional manner at all times.

This agreement sets out the entire agreement of the parties in relation to the engagement and is in substitution for any previous contracts of employment or for consultancy services between Chimaeron or Professor Atkinson and the Company and any associated company which are deemed to have been terminated by mutual consent.

No amendment or addition to this agreement shall be effective unless it is in writing and signed by both parties.

The termination of this agreement will not affect such of the provisions of this agreement as are expressed to operate or to have effect after termination and will be without prejudice to any accrued rights or remedies of the parties.

The validity, construction and performance of this agreement is governed by English law.

All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this agreement are subject to the exclusive jurisdiction of the High Court of Justice in England and Wales (the "HIGH COURT") to which the parties irrevocably submit. Each party irrevocably consents to the award or grant of any relief in any such proceedings before the High Court and either party is entitled to take proceedings in any other jurisdiction to enforce a judgement or order of the High Court.

Any notice to be given by a party under this agreement must be in writing in the English language and must be delivered by hand or sent by first class post or facsimile transmission or other means of telecommunication in permanent written form (provided that the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or appropriate telecommunication number of the other party. Where notice is given by any of the prescribed means, it is deemed to be received when, in the ordinary course of that means of transmission, it would be received by the addressee. To prove the giving of a notice, it is sufficient to show that it has been despatched. A notice has effect from the sooner of its actual or deemed receipt by the addressee.

IN WITNESS whereof this agreement has been executed on the date first above written




Signed by                                       )   /s/ S. P. Dickens
Duly authorised for and on behalf of            )
ENZACTA GROUP PLC in the presence of:           )


Signed by                                       )   /s/ Anthony Atkinson
duly authorised for and on behalf of            )
CHIMAERON LIMITED in the presence of:           )

                                                /s/ N. Blissett
                                                Nastaysa Blissett
                                                9 South Street
                                                Salisbury, Wiltshire
                                                SP2 7SE

                                   SCHEDULE 1

                                OUTSIDE INTERESTS

Third Millennium Intek Ltd
North Wales Coast Light Railway
New Sarum Enterprises
Tetricus Ltd